GREAT HALL INVESTMENT FUNDS, INC.

                     Post-Effective Amendment No. 12 to the
                      Registration Statement on Form N-1A

                                   EXHIBIT 6

                            DISTRIBUTION AGREEMENT

                            DISTRIBUTION AGREEMENT

      This Agreement is made and entered into as of this 2nd day of January, 1998 by and between Great Hall Investment Funds, Inc., a Minnesota corporation ("Great Hall"), on behalf of each portfolio represented by a series of shares of common stock of Great Hall that adopts this Agreement (individually, a "Fund" and, collectively, the "Funds") (the Funds, together with the dates Great Hall adopts this Agreement on their behalf, are set forth in Exhibit A hereto, which shall be updated from time to time to reflect additions, deletions or other changes thereto), and Dain Rauscher Incorporated, a Delaware corporation (the "Distributor"), as principal underwriter of the Funds' shares of common stock. This Agreement supersedes and replaces the Co-Distributor Agreement dated as of March 17, 1992 by and among Great Hall, Dain Bosworth Incorporated and Rauscher Pierce Refsnes, Inc.

      WITNESSETH:

      1.   UNDERWRITING SERVICES.

      Each Fund hereby engages the Distributor, and the Distributor hereby agrees to act, as a principal underwriter for the Funds in connection with the sale and distribution of the Funds' shares of common stock to the public, either through dealers or otherwise. The Distributor agrees to offer such shares for sale at all times when such shares are available for sale and may lawfully be offered for sale and sold.

      2.   SALE OF FUND SHARES.

      Shares of each Fund are to be sold only on the following terms:

      (a) All subscriptions, offers or sales shall be subject to acceptance or rejection by Great Hall. Any offer or sale shall be conclusively presumed to have been accepted by Great Hall if Great Hall shall fail to notify the Distributor of the rejection of such offer or sale prior to the computation of the net asset value of the applicable Fund's shares next following receipt by Great Hall of notice of such offer or sale.

      (b) No share of any Fund shall be sold by the Distributor for any consideration other than cash or for any amount less than the applicable public offering price of such share, computed as provided in the then current Prospectus and Statement of Additional Information of the applicable Fund.

      3.   REGISTRATION OF SHARES.

      Great Hall agrees to make prompt and reasonable efforts to effect and keep in effect, at each Fund's own expenses, the registration or qualification of each Fund's shares for sale in such jurisdictions as Great Hall may designate.

      4.   INFORMATION TO BE FURNISHED BY GREAT HALL TO THE DISTRIBUTOR.

      Great Hall will furnish the Distributor with such information with respect to the affairs and accounts of each Fund as the Distributor may from time to time reasonably require, and further agrees that the Distributor, at all reasonable times, shall be permitted to inspect the books and records of the Funds.

      5.   ALLOCATION OF EXPENSES.

During the period of this contract, Great Hall shall cause the Funds to pay all expenses, costs and fees incurred by the Fund which are not assumed by the Distributor or by the Funds' investment adviser. The Distributor shall pay all promotional expenses in connection with the distribution of each Fund's shares including paying for prospectuses, shareholder reports and sales literature for new or prospective shareholders.

      6.   COMPENSATION TO THE DISTRIBUTOR.

      It is understood and agreed by the parties hereto that the Distributor shall receive, in compensation for services performed by the Distributor hereunder: (a) a sales charge, if any, from certain of the Funds as are set forth in each applicable Fund's Prospectus and Statement of Additional Information (as the same may be amended or supplemented from time to time) and such other compensation as set forth on Exhibit A hereto. Payments, if any, to the Distributor for services rendered hereunder shall be made by Great Hall quarterly in arrears not later than the fifth business day following the end of each calendar quarter in which said services were rendered.

      7.   LIMITATION OF THE DISTRIBUTOR'S AUTHORITY.

      The Distributor shall be deemed to be an independent contractor and, except as specifically provided or authorized herein, shall have no authority to act for or represent Great Hall or the Funds. In connection with the Distributor's role as principal underwriter of the Funds' shares, the Distributor shall at all times be deemed an agent of Great Hall and the Funds and shall sell Fund shares to purchasers thereof as agent and not a principal.

      8.   SUBSCRIPTION FOR SHARES - REFUND FOR CANCELED ORDERS.

      In the event that an order for the purchase of shares of a Fund is placed with the Distributor by a customer or dealer and is subsequently canceled, the Distributor, on behalf of such customer or dealer, shall forthwith cancel the subscription for such shares entered on the books of the applicable Fund, and, if the Distributor has paid the applicable Fund for such shares, the Distributor shall be entitled to receive from the applicable Fund in refund of such payment the lesser of:

      (a)   the consideration received by the Fund for said shares;

      (b) the net asset value of such shares at the time of cancellation by the Distributor.

      9.   REPORTS TO GREAT HALL DIRECTORS.

      The Distributor shall provide the directors of Great Hall with such information as is required by any plan of distribution adopted by Great Hall on behalf of any Fund pursuant to Rule 12b-1 under the Investment Company Act of 1940, as amended (the "1940 Act") (said plan of distribution, a "Plan").

      10.   INDEMNIFICATION OF GREAT HALL AND THE FUNDS.

      The Distributor agrees to indemnify Great Hall and the Funds against any and all litigation and other legal proceeds of any kind or nature and against any liability, judgment, cost or penalty imposed as a result of such litigation or proceedings in any way arising out of or in connection with the sale or distribution of the Fund shares by the Distributor. In the event of the threat or institution of any such litigation or legal proceedings against Great Hall or the Funds, the Distributor shall defend such action on behalf of the applicable Fund(s) at the Distributor's own expense, and shall pay any such liability, judgment, cost or penalty resulting therefrom, whether imposed by legal authority or agreed upon by way of compromise and settlement; provided, however, the Distributor shall not be required to pay or reimburse Great Hall or the Funds for any liability, judgment, cost or penalty incurred as a result of information supplied by, or as the result of the omission to supply information by, Great Hall, or to the Distributor by a director, officer, or employee of Great Hall who is not an interested person of the Distributor, unless the information so supplied or omitted was available to the Distributor or the Funds' investment adviser without recourse to Great Hall or any such interested person of Great Hall.

      11.   FREEDOM TO DEAL WITH THIRD PARTIES.

      The Distributor shall be free to render services to others similar to those rendered under this Agreement or of a different nature except as such services may conflict with the services to be rendered or the duties to be assumed hereunder.

      12.   EFFECTIVE DATE, DURATION, TERMINATION, AMENDMENT OF AGREEMENT.

      (a) The effective date of this Agreement with respect to each Fund shall be the date set forth on Exhibit A hereto.

      (b) Unless sooner terminated as hereinafter provided, this Agreement shall continue in effect with respect to each Fund for a period of one year from the date of its execution but only as long as such continuance is specifically approved at least annually (at a meeting in person called for the purpose of voting on this Agreement) by (i) the Board of Directors of Great Hall or by the vote of a majority of the outstanding voting securities of the applicable Fund, and (ii) by the vote of a majority of the directors of Great Hall who are not parties to this Agreement or "interested persons", as defined in the 1940 Act, of the Distributor or of Great Hall and, with respect to any Fund for which Great Hall has adopted a Plan, who have no direct or indirect financial interest in the operation of the Plan or in any agreement related to the Plan (including, but not limited to, this Agreement).

      (c) This Agreement may be terminated with respect to any Fund at any time, without the payment of any penalty, by the vote (cast in person at a meeting called for the purpose of voting on such approval) of a majority of the directors of Great Hall who are not parties to this Agreement or "interested persons", as defined in the 1940 Act, of the Distributor or of Great Hall and, with respect to any Fund for which Great Hall has adopted a Plan, who have no direct or indirect financial interest in the operation of the Plan or in any agreement related to the Plan, or by the vote of a majority of the outstanding voting securities of such Fund, or by the Distributor, upon 60 days' written notice to the other parties.

      (d) This Agreement shall automatically terminate in the event of its "assignment" (as defined in the 1940 Act); provided, however, that the Board of Directors of Great Hall, including a majority of the directors of Great Hall who are not parties to this Agreement or "interested persons", as defined in the 1940 Act, of the Distributor or of Great Hall, have authorized and approved the assignment of this Agreement to the surviving firm of the proposed merger of the Distributor and Interra Clearing Services Inc., an affiliate of the Distributor, which surviving firm shall be named Dain Rauscher Incorporated. Said surviving firm shall, immediately upon the completion and effectiveness of said merger, succeed to the rights and obligations of the Distributor hereunder.

      (e) No amendment to this Agreement shall be effective with respect to any Fund until approved by the vote (cast in person at a meeting called for the purpose of voting on such approval) of a majority of the directors of Great Hall who are not parties to this Agreement or "interested persons", as defined in the 1940 Act, of the Distributor or of Great Hall and, with respect to any Fund for which Great Hall has adopted a Plan, who have no direct or indirect financial interest in the operation of the Plan or in any agreement related to the Plan.

      (f) Wherever referred to in this Agreement, the vote or approval of the holders of a majority of the outstanding voting securities or shares of a Fund shall mean the lesser of (i) the vote of 67% or more of the voting securities of such Fund present at a regular or special meeting of shareholders duly called, if more than 50% of the Fund's outstanding voting securities are present or represented by proxy, or (ii) the vote of more than 50% of the outstanding voting securities of such Fund.

      13.   NOTICES.

      Any notice under this Agreement shall be in writing, addressed, delivered or mailed, postage prepaid, to the other party at such address as such other party may designate in writing for receipt of such notice.

      14.   INTERPRETATION; GOVERNING LAW.

      This Agreement shall be subject to and interpreted in accordance with all applicable provisions of law including, but not limited to, the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder. To the extent that he provisions herein contained conflict with any such applicable provisions of law, the latter shall control. The laws of the State of Minnesota shall otherwise govern the construction, validity and effect of this Agreement.

      IN WITNESS WHEREOF, Great Hall and the Distributor have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

GREAT HALL INVESTMENT FUNDS, INC.    DAIN RAUSCHER INCORPORATED

By /s/ Julie K. Getchell             By /s/ J. Scott Spiker
   -------------------------------      ------------------------------------
   Name:  Julie K. Getchell             Name:  J. Scott Spiker
   Title: Chief Financial Officer       Title: Senior Executive Vice President

                                   EXHIBIT A
                                      to
                            DISTRIBUTION AGREEMENT

FUND                                     EFFECTIVE DATE      COMPENSATION
----                                     ---------------     ------------
Great Hall Prime Money Market            January 2, 1998          (1)
   Fund (Series A)

Great Hall U.S. Government               January 2, 1998          (1)
   Money Market Fund (Series B)

Great Hall Tax-Free Money                January 2, 1998          (1)
   Market Fund (Series C)

Great Hall Institutional Prime Money     January 2, 1998          (1)
   Market Fund (Series F)

Great Hall Institutional Tax-Free        August 19, 1998          (1)
   Money Market Fund (Series G)
___________________________________

(1) It is understood and agreed by the parties hereto that, with respect to each of Series A, Series B, Series C, Series F and Series G of Great Hall, sales of shares of each of said series by the Distributor will benefit the investment adviser of each of said series (which investment adviser is an affiliate of the Distributor), and, therefore, the Distributor shall not receive any additional compensation for services it performs hereunder with respect to Series A, Series B, Series C, Series F and Series G.